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                                                                   EXHIBIT 2.2

                                   FIRST AMENDMENT
                                        TO THE
                                 GOVERNANCE AGREEMENT

          This First Amendment to the Governance Agreement dated as of March 2, 1998, is by and among Continental Airlines, Inc., a Delaware corporation (the "Company"), Newbridge Parent Corporation, a Delaware corporation (the "Stockholder"), and Northwest Airlines Corporation, a Delaware corporation that is the holder of all of the outstanding stock of the Stockholder ("Parent").

          WHEREAS, the Company, the Stockholder and the Parent have entered into that certain Governance Agreement dated as of January 25, 1998 (the "Governance Agreement"), pursuant to which the Parent and the Stockholder have agreed, among other things, that they and their respective Affiliates will not, subject to certain exceptions set forth in the Governance Agreement, Beneficially Own any Voting Securities in excess of the Permitted Percentage; and

          WHEREAS, the Parent and the Stockholder have proposed to enter into a Purchase Agreement (the "Barlow Agreement") with Barlow Investors III, LLC, a California limited partnership ("Barlow"), and the guarantors signatory thereto, pursuant to which the Parent and the Stockholder would acquire Beneficial Ownership of 979,000 shares of Class A Common Stock Beneficially Owned by Barlow;

          WHEREAS, the Parent and the Stockholder entering into the Barlow Agreement would cause them to Beneficially Own Voting Securities in excess of the Permitted Percentage as in effect on the date hereof; and

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          WHEREAS, the Parent and the Stockholder have requested that the
Company consent to their entering into the Barlow Agreement, and the Company is willing to agree thereto subject to the terms and conditions of this First Amendment; and

          WHEREAS, the Company, the Parent and the Stockholder desire to clarify the effect of the conversion of Class A Common Stock to Class B Common Stock by the holders thereof under Section 1.01 of the Governance Agreement.

          NOW, THEREFORE, the Company, the Stockholder and the Parent, intending to be legally bound, hereby agree as follows:

          1. Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Governance Agreement.

          2. Section 1.01(d) of the Governance Agreement is amended and restated to read in its entirety as set forth below:

          (d)  (i)  Except as otherwise set forth in this subsection
          (d), if at any time the Parent or the Stockholder becomes aware that it and its Affiliates Beneficially Own more than the Permitted Percentage, then the Parent shall promptly notify the Company, and the Parent and the Stockholder, as appropriate, shall promptly take all action necessary to reduce the amount of Voting Securities Beneficially Owned by such Persons to an amount not greater than the Permitted Percentage.

               (ii) If the Voting Securities Beneficially Owned by the Stockholder and its Affiliates exceed the Permitted Percentage (A) solely by reason of repurchases of Voting Securities by the Company or (B) as a result of the transactions otherwise permitted by the terms of this Agreement, then the Stockholder shall not be required to reduce the amount of Voting Securities Beneficially Owned by such Persons and the percentage of the Fully Diluted Voting Power represented by the voting Securities Beneficially Owned by such Persons shall become the Permitted Percentage.

               (iii)  Notwithstanding the provisions of Section
          1.01(a), if the Voting Securities Beneficially Owned by the Stockholder and

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          its Affiliates exceed the Permitted Percentage solely by reason of the
          Parent's and the Stockholder's entering into (A) the Purchase
          Agreement dated as of March 2, 1998 (the "Barlow Agreement") among the Parent, the Stockholder, Barlow Investors III, LLC, a California limited liability company ("Barlow"), and the guarantors signatory thereto, respecting the sale by Barlow of 979,000 shares of Class A Common Stock to the Stockholder, and (B) the Investment Agreement and the purchase of (C) the 979,000 shares of Class A Common Stock pursuant to the Barlow Agreement, and (D) Voting Securities pursuant to the Investment Agreement, the Stockholder and its Affiliates shall not be required to reduce the amount of Voting Securities Beneficially Owned by such Persons; provided that the Permitted Percentage shall not be changed as a result thereof, and, if the Fully Diluted Voting Power of the Voting Securities Beneficially Owned by the Stockholder and its Affiliates is subsequently reduced to or below the Permitted Percentage, neither the Stockholder, the Parent, nor any of their respective Affiliates shall Beneficially Own any Voting Securities in excess of the Permitted Percentage after such reduction.

               (iv) Notwithstanding the provisions of Section 1.01(a), if the Voting Securities Beneficially Owned by the Stockholders and its Affiliates exceed the Permitted Percentage solely by reason of the conversion of shares of Class A Common Stock into shares of Class B Common Stock by the holders thereof, the Stockholder and its Affiliates shall not be required to reduce the amount of Voting Securities Beneficially Owned by such Persons; provided that, the Permitted Percentage shall not be changed as a result of any such conversion, and if the Fully Diluted Voting Power of the Voting Securities Beneficially Owned by the Stockholder and its Affiliates is subsequently reduced to or below the Permitted Percentage, neither the Stockholder, the Parent nor any of their respective Affiliates shall Beneficially Own any Voting Securities in excess of the Permitted Percentage after such reduction.

          3. The Company hereby represents and warrants to the Parent and the Stockholder that this First Amendment to the Governance Agreement has been approved by a Majority Vote.

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          4.   This First Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          5. Except as expressly modified by this First Amendment to the Governance Agreement, all of the terms, conditions and provisions of the Governance Agreement shall remain unchanged and in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Governance Agreement to be executed as of the date first referred to above.

                                   Northwest Airlines Corporation


                                   By: /s/ Douglas M. Steenland
                                      ---------------------------------------
                                      Name:   Douglas M. Steenland
                                      Title:  Senior Vice President, General
                                              Counsel and Secretary


                                   Newbridge Parent Corporation


                                   By: /s/ Douglas M. Steenland
                                      ---------------------------------------
                                      Name:   Douglas M. Steenland
                                      Title:  Vice President, Secretary
                                              and Assistant Treasurer



                                   Continental Airlines, Inc.


                                   By: /s/ Jeffery A. Smisek
                                      ---------------------------------------
                                      Name:   Jeffery A. Smisek
                                      Title:  Executive Vice President

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